Exhibit 24.2
POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer and director of Gannett Co., Inc. (the “Company”) whose signature appears below constitutes and appoints Michael E. Reed and Ivy Hernandez, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to the Company’s Registration Statement on Form S-4, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney has been signed below by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/s/ Alison Engel	Chief Financial Officer (Principal Financial Officer)	November 20, 2019
Alison Engel

/s/ John Jeffry Louis	Director	November 20, 2019
John Jeffry Louis

/s/ Mayur Gupta	Director	November 20, 2019
Mayur Gupta

/s/ Maria Miller	Director	November 20, 2019
Maria Miller

/s/ Debra Sandler	Director	November 20, 2019
Debra Sandler

/s/ Barbara Wall	Director	November 20, 2019
Barbara Wall